UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 29, 2011

SANTARO INTERACTIVE ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Nevada	333-165751	0001487347
(State or other jurisdiction	(Commission File Number)	(Central Index Key)
of incorporation)

901C, 9th Floor, Building 4, Courtyard 1
Shangdi East Road, Haidian District, Beijing 100025
(Address of principal executive offices, including zip code)

15911041464
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 29, 2011, Santaro Interactive Entertainment Company (the “Company”) entered into Subscription Agreements with certain institutional investors (collectively, the “Buyers”) to sell an aggregate of one million three hundred seventy five thousand (1,375,000) shares of its common stock, and warrants to purchase a total of six hundred eighty seven thousand five hundred (687,500) shares of its common stock (the “Warrants”) to the Buyers for gross proceeds of $2,750,000.00, before deducting fees and expenses and excluding the proceeds, if any, from the exercise of the Warrants.  The Warrants mature in three years and have a strike price of $5.00 per share.   A form of the Subscription Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1

Item 3.02.    Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 3.02.

The shares of common stock, the Warrants, and the shares, if any, to be issued upon exercise of the Warrants (collectively, the “Private Placement Securities”), will not be registered under the Securities Act at the time of sale, and therefore, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For these issuances, the Company will rely on the exemption from federal registration under Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on the Company’s belief that the offer and sale of the Private Placement Securities, have and will not involve a public offering, as each purchaser of such securities is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and/or a “qualified institutional buyer” (as such term is defined in Rule 144A of the Securities Act), and no general solicitation has been involved in connection with the offering of any of the Private Placement Securities.

Item 9.01   Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2011

SANTARO INTERACTIVE ENTERTAINMENT COMPANY

/s/Zhilian Chen
Zhilian Chen
President and Director